UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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EPICOR SOFTWARE CORPORATION
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To our valued Epicor employees,

As most of you are aware, one of the goals that we established for Epicor was to grow the company to $1B in revenue by 2014. We set this goal because we know that scale and size are important in business, particularly when companies are deciding on a partner for their mission critical business systems. And while our goal was aggressive, to-date we have executed exactly to our plan. At the same time, we have continued to look for opportunities to grow faster and reach our goal sooner.

Well, I’m very excited to say we found the opportunity to do just that… Or rather it found us.

This morning, we announced that Epicor has entered into a definitive agreement to be acquired by Apax Partners, one of the largest global private investment firms. The details of the transaction can be found in our press release Investor Relations site.

While we remained confident in our independent future Apax, a premier investment institution, saw the value of the company as a platform for growth and market leadership. Apax is one of the leading private equity investment firms in the world with over $40B in funds under management and has a strong, successful track record of technology investment.

Certainly on its own, going private with a firm as prestigious as Apax could help us grow faster. In addition to the opportunity to access investment capital to accelerate key initiatives or possibly acquisitions, it would also remove the significant overhead and distraction that goes with being public – allowing us to focus on long term success, not quarterly analyst expectations.

But, I began this email on the importance of scale and accelerating growth. In conjunction with our transaction, Apax also announced it has entered into an agreement to acquire Activant Solutions, a leader in business management software for small and midsized retail and wholesale distributors. You may not be familiar with privately held Activant, but they are a significant player in ERP with revenues of over $370M last year.

Apax has indicated that it intends to merge Activant into Epicor to create one of the largest global providers of enterprise applications focused on the manufacturing, distribution, services and retail sectors. On completion of the proposed merger, the combined company would exceed 30,000 customers and $825 million in annual revenues. The name of the new combined company? Epicor Software Corporation.

Now, it is critical to understand that while both companies’ Boards unanimously support the transaction, there is no certainty that it will be closed. As a public company, we have a fiduciary duty to our shareholders to solicit superior proposals from other parties for a period of 30 days. Further, due to stringent rules that apply to the acquisition of any public company and because the acquisition is subject to antitrust review and other regulatory approvals, we are very limited in terms of what we can say regarding specific strategies for the combined company.

Until the transaction has been completed which is currently expected in the 2nd quarter, regulations limit how Epicor, Apax and Activant can interact and communicate, including discussing forward product strategy, structure, organization and management. Through closing, both Epicor and Activant must continue to operate independently, doing business as usual.

That said, the combination of Epicor and Activant is very compelling. Activant has built a tremendous reputation through its industry-specific focus and vertical expertise in wholesale distribution and hard goods retailing. Like Epicor, Activant puts its customers first and has an excellent reputation for deep industry functionality and expertise and high levels of service and support. There is little overlap of the markets we serve given Activant’s focus on verticals such as the automotive aftermarket, electrical, hardware, plumbing, lumber and building materials.

Apax shares our vision for growth and for the strategic importance of technology in business today. They have a long-term view for their investments and understand that success will be based on profitable growth and delivering customer value. The proposed transaction not only offers a solid return to our current shareholders, it is a clear endorsement of our vision and strategy and going forward, can position Epicor’s customers, products and employees at the foundation of a new, great company.

Over the next several weeks, we will be continuing to take the required steps towards finalizing the acquisition. To learn more about Apax, Activant and to answer questions regarding the transaction to the extent we can, we will have an FAQ put up on Epicnet. We will continue to update this FAQ as we move through the process. We will also be reaching out via email today to all of our customers to follow up on the press release and announcement with them personally.

Undoubtedly, there will be a lot of questions, rumors and speculation. Certainly competitors and even some media and analysts will be creating their own spin around the future of Epicor. I can’t stress how important it is to not be distracted by this “noise”. Moreover, you may be contacted by people outside the Company to get your views, impressions, thoughts or other information about the transaction. I cannot stress how important it is that you refrain from responding to these queries, no matter how innocent they may seem with any speculation, opinion, or information beyond what has been distributed in the press release. Given the stringent regulatory process we must follow, any outside request for information you receive should be directed immediately to John Hiraoka, Damon Wright or John Ireland.

Going forward, the best thing you can do is to do your job as you always have. Until the transaction closes, nothing has changed. It must be business as usual which means continuing to deliver on all of our commitments and providing our customers, partners and prospects the responsiveness, quality, service and support that they expect and deserve.

I understand the uncertainty around this type of announcement may cause some concern, but I want to remind you that Apax has indicated that they are acquiring Epicor as a platform for growth. They sought us out because of our success and our bright future – and they are paying a premium to our shareholders to acquire it. Certainly our brand, customers, products and technologies are very important but unquestionably, our employees are one of the key assets Apax is investing in with Epicor.

In closing, I am extremely excited about the incredible opportunity this proposed acquisition and merger creates for all of our customers and employees. I truly appreciate the dedication and commitment of each and every one of our employees and I look forward to your continued support as we embark together on this exciting new opportunity.

Sincerely,

George

Additional Information and Where to Find It

The tender offer for the outstanding shares of Epicor Software Corporation described herein has not yet commenced. This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Epicor Software Corporation pursuant to the tender offer by Eagle Parent, Inc. (an affiliate of Apax Partners) or otherwise. Any offers to purchase or solicitations of offers to sell will be made only pursuant to the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which will be filed with the U.S. Securities and Exchange Commission (“SEC”) by Eagle Parent, Inc. and Eagle Merger Sub, Inc., a wholly owned subsidiary of Eagle Parent. In addition, Epicor Software Corporation will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Epicor Software Corporation’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decision with respect to Eagle Parent’s tender offer because they contain important information, including the terms and conditions of the offer.

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Epicor by Eagle Parent. In connection with the proposed acquisition, Epicor intends to file relevant materials with the SEC, including Epicor’s proxy statement in preliminary and definitive form. Epicor stockholders are strongly advised to read all relevant documents filed with the SEC, including Epicor’s definitive proxy statement, because they will contain important information about the proposed transaction.

Epicor Software Corporation’s stockholders may obtain copies of these documents (when they become available) for free at the SEC’s website at www.sec.gov or from Epicor’s Investor Relations Department at (949) 585-EPIC or dswright@epicor.com.

Participants in the Solicitation

Epicor and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Epicor common stock in respect of the proposed transaction. Information about the directors and executive officers of Epicor is set forth in the proxy statement for Epicor’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 26, 2010. Investors may obtain additional information regarding the interest of such participants by reading the definitive proxy statement regarding the acquisition when it becomes available.

Forward-Looking Statements

This document contains certain statements which constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected completion of the transaction, expected revenues, market share, business model, sales pipelines and opportunities, competitive advantage and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, satisfaction of closing conditions to the transaction, including satisfaction of the conditions to Apax’s acquisition of Activant, changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades, including Epicor 9; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends; and other factors discussed in Epicor’s annual report on Form 10-K for the year ended December 31, 2010 and other reports Epicor files with the SEC. As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Except as required by law, Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.